INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of C21 Investments Inc. on Form S-8 (file no. 333-259093) of our report dated June 13, 2023, before the adjustments and reclassification for the changes described in Notes 2 and 21 and their related impact in the consolidated financial statements, with respect to our audit of the consolidated financial statements of C21 Investments Inc. as of January 31, 2023 and for the year then ended, which report is included in this Annual Report on Form 20-F of C21 Investments Inc. for the year ended January 31, 2024.

Marcum LLP

San Jose, CA

July 24, 2024